Exhibit 99.1

DIAMONDBACK ENERGY, INC. ANNOUNCES FOURTH QUARTER AND FULL YEAR 2024 FINANCIAL AND OPERATING RESULTS; INCREASES BASE DIVIDEND

Midland, TX (February 24, 2025) - Diamondback Energy, Inc. (NASDAQ: FANG) (“Diamondback” or the “Company”) today announced financial and operating results for the fourth quarter and full year ended December 31, 2024.

FOURTH QUARTER 2024 HIGHLIGHTS

•Average production of 475.9 MBO/d (883.4 MBOE/d)
•Net cash provided by operating activities of $2.3 billion; Operating Cash Flow Before Working Capital Changes (as defined and reconciled below) of $2.3 billion
•Cash capital expenditures of $933 million
•Free Cash Flow (as defined and reconciled below) of $1.3 billion; Adjusted Free Cash Flow (as defined and reconciled below) of $1.4 billion
•Increased annual base dividend by 11% to $4.00 per share; declared Q4 2024 base cash dividend of $1.00 per share payable on March 13, 2025; implies a 2.6% annualized yield based on February 21, 2025 closing share price of $156.12
•Repurchased 2,326,247 shares of common stock in Q4 2024 for $402 million, excluding excise tax (at a weighted average price of $172.91 per share); repurchased 1,254,600 shares of common stock to date in Q1 2025 for $210 million, excluding excise tax (at a weighted average price of $167.42 per share)
•Total Q4 2024 return of capital of $694 million; represents ~51% of Adjusted Free Cash Flow (as defined and reconciled below) from stock repurchases and the declared Q4 2024 base dividend
•Closed previously announced TRP Energy ("TRP") transaction in December 2024

FULL YEAR 2024 HIGHLIGHTS

•Average production of 337.0 MBO/d (598.3 MBOE/d)
•Net cash provided by operating activities of $6.4 billion; Operating Cash Flow Before Working Capital Changes (as defined and reconciled below) of $6.5 billion
•Cash capital expenditures of $2.9 billion
•Free Cash Flow (as defined and reconciled below) of $3.6 billion; Adjusted Free Cash Flow (as defined and reconciled below) of $4.0 billion
•Declared total base-plus-variable dividends of $6.21 per share for the full year 2024
•Repurchased 5,525,276 shares of common stock in 2024 for $959 million, excluding excise tax (at a weighted average price of $173.57 per share)
•Total full year 2024 return of capital of $2.3 billion; represents ~57% of FY 2024 Adjusted Free Cash Flow (as defined and reconciled below)

•As previously announced, closed merger with Endeavor Energy Resources, L.P. ("Endeavor") on September 10, 2024
•Proved reserves as of December 31, 2024 of 3,557 MMBOE (1,761 MMBO, 50% oil), up 63% year over year; proved developed producing ("PDP") reserves of 2,385 MMBOE (1,121 MMBO, 47% oil, 67% of proved reserves), up 59% year over year

2025 GUIDANCE HIGHLIGHTS

Please note the guidance below gives effect to the pending acquisition of Double Eagle IV Midco, LLC (“Double Eagle”) from April 1, 2025 onward.

•Full year 2025 oil production guidance of 485 - 498 MBO/d (883 - 909 MBOE/d)
•Full year 2025 cash capital expenditures guidance of $3.8 - $4.2 billion
•The Company expects to drill between 446 - 471 gross (406 - 428 net) wells and complete between 557 - 592 gross (526 - 560 net) wells with an average lateral length of approximately 11,500 feet in 2025
•Q1 2025 oil production guidance of 470 - 475 MBO/d (860 - 875 MBOE/d)
•Q1 2025 cash capital expenditures guidance of $900 million - $1.0 billion
•Implies Q2 2025 – Q4 2025 run-rate oil production of 490 – 505 MBO/d (891 – 920 MBOE/d)
•Full year 2025 Midland Basin well costs per lateral foot guidance of $555 - $605
•Implies full year 2025 oil production per million dollars of cash capital expenditures (“MBO per $MM of CAPEX”) of 44.8, 10% better than the Company’s original pro forma 2025 outlook provided in February 2024

OPERATIONS UPDATE

The tables below provide a summary of operating activity for the fourth quarter of 2024.

Total Activity (Gross Operated):
	Number of Wells Drilled	Number of Wells Completed
Midland Basin	131	124
Delaware Basin	6	4
Total	137	128

Total Activity (Net Operated):
	Number of Wells Drilled	Number of Wells Completed
Midland Basin	124	113
Delaware Basin	5	4
Total	129	117

During the fourth quarter of 2024, Diamondback drilled 131 gross wells in the Midland Basin and six gross wells in the Delaware Basin. The Company turned 124 operated wells to production in the Midland Basin and four gross wells in the Delaware Basin, with an average lateral length of 11,810 feet. Operated completions during the fourth quarter consisted of 26 Wolfcamp A wells, 26 Lower Spraberry wells, 24 Wolfcamp B wells, 19 Jo Mill wells, 15 Middle Spraberry wells, four Wolfcamp D wells, four Dean wells, three Upper Spraberry wells, three Barnett wells, two Second Bone Spring wells and two Third Bone Spring wells.

For the year ended December 31, 2024, Diamondback drilled 342 gross wells in the Midland Basin and 30 gross wells in the Delaware Basin. The Company turned 391 operated wells to production in the Midland Basin and 19 operated wells to production in the Delaware Basin. The average lateral length for wells completed during the year ended December 31, 2024 was 11,719 feet, and consisted of 98 Lower Spraberry wells, 87 Wolfcamp A wells, 69 Wolfcamp B wells, 59 Jo Mill wells, 49 Middle Spraberry wells, 13 Wolfcamp D wells, 13 Dean wells, nine Upper Spraberry wells, six Third Bone Spring wells, four Barnett wells and three Second Bone Spring wells.

FINANCIAL UPDATE

Diamondback's fourth quarter 2024 net income was $1.1 billion, or $3.67 per diluted share. Adjusted net income (as defined and reconciled below) for the fourth quarter was $1.1 billion, or $3.64 per diluted share. For the full year ended December 31, 2024, Diamondback’s net income was $3.3 billion, or $15.53 per diluted share. Adjusted net income for the full year was $3.6 billion, or $16.57 per diluted share.

Fourth quarter 2024 net cash provided by operating activities was $2.3 billion. For the full year ended December 31, 2024, Diamondback's net cash provided by operating activities was $6.4 billion.

During the fourth quarter of 2024, Diamondback spent $834 million on operated and non-operated drilling and completions, $93 million on infrastructure and environmental and $6 million on midstream, for total cash capital expenditures of $933 million. For the full year ended 2024, Diamondback spent $2.6 billion on operated and non-operated drilling and completions, $221 million on infrastructure and environmental and $14 million on midstream, for total cash capital expenditures of $2.9 billion.

Fourth quarter 2024 Consolidated Adjusted EBITDA (as defined and reconciled below) was $2.6 billion. Adjusted EBITDA net of non-controlling interest (as defined and reconciled below) for the fourth quarter was $2.5 billion. For the full year ended December 31, 2024, Consolidated Adjusted EBITDA was $7.7 billion. Adjusted EBITDA net of non-controlling interest for the full year was $7.3 billion.

Diamondback's fourth quarter 2024 Free Cash Flow (as defined and reconciled below) was $1.3 billion. Adjusted Free Cash Flow (as reconciled and defined below) for the fourth quarter was $1.4 billion. For the full year ended December 31, 2024, Diamondback's Free Cash Flow was $3.6 billion, with $4.0 billion of Adjusted Free Cash Flow over the same period.

Fourth quarter 2024 average unhedged realized prices were $69.48 per barrel of oil, $0.48 per Mcf of natural gas and $19.27 per barrel of natural gas liquids ("NGLs"), resulting in a total equivalent unhedged realized price of $42.71 per BOE.

Diamondback's cash operating costs for the fourth quarter of 2024 were $10.30 per BOE, including lease operating expenses ("LOE") of $5.67 per BOE, cash general and administrative ("G&A") expenses of $0.69 per BOE, production and ad valorem taxes of $2.77 per BOE and gathering, processing and transportation expenses of $1.17 per BOE.

As of December 31, 2024, Diamondback had $134 million in standalone cash and no borrowings outstanding under its revolving credit facility, with approximately $2.5 billion available for future borrowings under the facility and approximately $2.6 billion of total liquidity. As of December 31, 2024, the Company had consolidated total debt of $13.2 billion and consolidated net debt (as defined and reconciled below) of $13.0 billion, up from consolidated total debt of $13.1 billion and consolidated net debt of $12.7 billion as of September 30, 2024.

DIVIDEND DECLARATIONS

Diamondback announced today that the Company's Board of Directors declared a base cash dividend of $1.00 per common share for the fourth quarter of 2024 payable on March 13, 2025 to stockholders of record at the close of business on March 6, 2025.

Future base and variable dividends remain subject to review and approval at the discretion of the Company's Board of Directors.

COMMON STOCK REPURCHASE PROGRAM

During the fourth quarter of 2024, Diamondback repurchased ~2.3 million shares of common stock at an average share price of $172.91 for a total cost of approximately $402 million, excluding excise tax. To date, Diamondback has repurchased ~25.8 million shares of common stock at an average share price of $136.82 for a total cost of approximately $3.5 billion and has approximately $2.5 billion remaining on its current share buyback authorization. Subject to factors discussed below, Diamondback intends to continue to purchase common stock under the common stock repurchase program opportunistically with cash on hand, free cash flow from operations and proceeds from potential liquidity events such as the sale of assets. This repurchase program has no time limit and may be suspended from time to time, modified, extended or discontinued by the Board at any time. Purchases under the repurchase program may be made from time to time in privately negotiated transactions, or in open market transactions in compliance with Rule 10b-18 under the Securities Exchange Act of 1934, as amended, and will be subject to market conditions, applicable regulatory and legal requirements and other factors. Any common stock purchased as part of this program will be retired.

RESERVES

Estimates of Diamondback's proved reserves as of December 31, 2024 were prepared by Diamondback's internal reservoir engineers and audited by Ryder Scott Company, L.P., an independent petroleum engineering firm. Reference prices of $75.48 per barrel of oil and $2.13 per Mmbtu of natural gas were used in accordance with applicable rules of the Securities and Exchange Commission. Realized prices with applicable differentials were $76.15 per barrel of oil, $0.54 per Mcf of natural gas and $22.02 per barrel of natural gas liquids.

Proved reserves at year-end 2024 of 3,557 MMBOE represent a 63% increase over year-end 2023 reserves. Proved developed reserves increased by 59% to 2,385 MMBOE (67% of total proved reserves) as of December 31, 2024, reflecting the continued development of the Company's horizontal well inventory. Proved undeveloped reserves ("PUD" or "PUDs") increased to 1,173 MMBOE, a 72% increase over year-end 2023, and are comprised of 1,381 horizontal locations in which we have a working interest, of which 1,310 are in the Midland Basin. Crude oil represents 50% of Diamondback's total proved reserves.

Net proved reserve additions of 1,599 MMBOE resulted in a reserve replacement ratio of 730% (defined as the sum of extensions and discoveries, revisions, purchases and divestitures, divided by annual production). The organic reserve replacement ratio was 68% (defined as the sum of extensions and discoveries and revisions, divided by annual production).

Net purchases of reserves were the primary contributor to the increase in reserves totaling 1,449 MMBOE followed by Extensions and discoveries of reserves totaling 279 MMBOE, with downward revisions of 129 MMBOE. PDP extensions were the result of 1,172 new wells in which the Company has an interest, and PUD extensions were the result of 445 new locations in which the Company has a working interest. Net purchases of reserves of 1,449 MMBOE were the net result of acquisitions of 1,569 MMBOE and divestitures of 121 MMBOE. Downward revisions of 129 MMBOE were primarily the result of negative revisions of 89 MMBOE associated with lower commodity prices, 49 MMBOE due to PUD downgrades related to changes in the corporate development plan and 17 MMBOE due to a decline in well performance. These were partially offset by positive performance revisions of 26 MMBOE related to ownership and acquisition variance revisions.

The SEC PUD guidelines allow a company to book PUD reserves associated with projects that are to occur within the next five years. With its current development plan, the Company expects to continue its strong PUD conversion ratio in 2025 by converting an estimated 33% of its PUDs to a Proved Developed category, and develop approximately 78% of the consolidated 2024 year-end PUD reserves by the end of 2027.

	Oil (MBbls)	Gas (MMcf)	Liquids (MBbls)	MBOE
As of December 31, 2023	1,143,944	2,997,422	534,247	2,177,761
Extensions and discoveries	168,375	310,421	58,696	278,808
Revisions of previous estimates	(78,142)	(158,468)	(24,518)	(129,071)
Purchase of reserves in place	697,702	2,391,264	473,236	1,569,482
Divestitures	(47,505)	(240,044)	(33,080)	(120,592)
Production	(123,325)	(275,680)	(49,700)	(218,972)
As of December 31, 2024	1,761,049	5,024,915	958,881	3,557,416

Diamondback's exploration and development costs in 2024 were $3.2 billion. PD F&D costs were $10.51/BOE. PD F&D costs are defined as exploration and development costs, excluding midstream, divided by the sum of reserves associated with transfers from proved undeveloped reserves at year-end 2023 including any associated revisions in 2024 and extensions and discoveries placed on production during 2024. Drill bit F&D costs were $19.12/BOE including the effects of all revisions including pricing revisions. Drill bit F&D costs are defined as the exploration and development costs, excluding midstream, divided by the sum of extensions, discoveries and revisions.

	Year Ended December 31,
	2024	2023	2022
	(In millions)
Acquisition costs:
Proved properties	$21,275	$1,314	$778
Unproved properties	15,568	1,701	1,536
Development costs	2,992	1,962	566
Exploration costs	194	768	1,698
Total	$40,029	$5,745	$4,578

FULL YEAR 2025 GUIDANCE

Below is Diamondback's guidance for the full year 2025, which includes first quarter production, cash tax and capital guidance. This guidance gives effect to the estimated contribution related to the pending Double Eagle acquisition, which is expected to close on April 1, 2025, subject to the satisfaction of customary closing conditions and regulatory approval.

	2025 Guidance	2025 Guidance
	Diamondback Energy, Inc.	Viper Energy, Inc.

2025 Net production - MBOE/d	883 - 909
2025 Oil production - MBO/d	485 - 498
Q1 2025 Oil production - MBO/d (total - MBOE/d)	470 - 475 (860 - 875)	30.0 - 31.0 (54.0 - 56.0)

Unit costs ($/BOE)
Lease operating expenses, including workovers	$5.90 - $6.30
G&A
Cash G&A	$0.60 - $0.75
Non-cash equity-based compensation	$0.25 - $0.35
DD&A	$14.00 - $15.00
Interest expense (net of interest income)	$0.25 - $0.50
Gathering, processing and transportation	$1.20 - $1.40

Production and ad valorem taxes (% of revenue)	~7%
Corporate tax rate (% of pre-tax income)	23%
Cash tax rate (% of pre-tax income)	17% - 20%
Q1 2025 Cash taxes ($ - million)	$280 - $340

Capital Budget ($ - million)
Operated drilling and completion	$3,130 - $3,440
Capital workovers, non-operated properties and science	$280 - $320
Infrastructure, environmental and midstream(1)	$390 - $440
2025 Total capital expenditures	$3,800 - $4,200
Q1 2025 Capital expenditures	$900 - $1,000

Gross horizontal wells drilled (net)	446 - 471 (406 - 428)
Gross horizontal wells completed (net)	557 - 592 (526 - 560)
Average lateral length (Ft.)	~11,500'
FY 2025 Midland Basin well costs per lateral foot	$555 - $605
FY 2025 Delaware Basin well costs per lateral foot	$860 - $910
Midland Basin completed net lateral feet (%)	~95%
Delaware Basin completed net lateral feet (%)	~5%
(1) Includes approximately $60 million in estimated midstream capital expenditures for the full year 2025.

CONFERENCE CALL

Diamondback will host a conference call and webcast for investors and analysts to discuss its results for the fourth quarter of 2024 on Tuesday, February 25, 2025 at 8:00 a.m. CT. Access to the webcast, and replay which will be available following the call, may be found here. The live webcast of the earnings conference call will also be available via Diamondback’s website at www.diamondbackenergy.com under the “Investor Relations” section of the site.

About Diamondback Energy, Inc.

Diamondback is an independent oil and natural gas company headquartered in Midland, Texas focused on the acquisition, development, exploration and exploitation of unconventional, onshore oil and natural gas reserves primarily in the Permian Basin in West Texas. For more information, please visit www.diamondbackenergy.com.

Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, which involve risks, uncertainties, and assumptions. All statements, other than statements of historical fact, including statements regarding Diamondback’s: future performance; business strategy; future operations (including drilling plans and capital plans); estimates and projections of revenues, losses, costs, expenses, returns, cash flow, and financial position; reserve estimates and its ability to replace or increase reserves; anticipated benefits or other effects of strategic transactions (including the recently completed Endeavor merger, the pending Double Eagle acquisition and other acquisitions or divestitures); and plans and objectives of management (including plans for future cash flow from operations and for executing environmental strategies) are forward-looking statements. When used in this news release, the words “aim,” “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “future,” “guidance,” “intend,” “may,” “model,” “outlook,” “plan,” “positioned,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would,” and similar expressions (including the negative of such terms) as they relate to Diamondback are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Although Diamondback believes that the expectations and assumptions reflected in its forward-looking statements are reasonable as and when made, they involve risks and uncertainties that are difficult to predict and, in many cases, beyond Diamondback’s control. Accordingly, forward-looking statements are not guarantees of future performance and Diamondback’s actual outcomes could differ materially from what Diamondback has expressed in its forward-looking statements.

Factors that could cause the outcomes to differ materially include (but are not limited to) the following: changes in supply and demand levels for oil, natural gas, and natural gas liquids, and the resulting impact on the price for those commodities; the impact of public health crises, including epidemic or pandemic diseases and any related company or government policies or actions; actions taken by the members of OPEC and Russia affecting the production and pricing of oil, as well as other domestic and global political, economic, or diplomatic developments, including any impact of the ongoing war in Ukraine and the Israel-Hamas war on the global energy markets and geopolitical stability; instability in the financial markets; inflationary pressures; higher interest rates and their impact on the cost of capital; regional supply and demand factors, including delays, curtailment delays or interruptions of production, or governmental orders, rules or regulations that impose production limits; federal and state legislative and regulatory initiatives relating to hydraulic fracturing, including the effect of existing and future laws and governmental regulations; physical and transition risks relating to climate change; those risks described in Item 1A of Diamondback’s Annual Report on Form 10-K, filed with the SEC on February 22, 2024, and those risks disclosed in its subsequent filings on Forms 10-K, 10-Q and 8-K, which can be obtained free of charge on the SEC’s website at http://www.sec.gov and Diamondback’s website at www.diamondbackenergy.com/investors.

In light of these factors, the events anticipated by Diamondback’s forward-looking statements may not occur at the time anticipated or at all. Moreover, Diamondback operates in a very competitive and rapidly changing environment and new risks emerge from time to time. Diamondback cannot predict all risks, nor can it assess the impact of all factors on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those anticipated by any forward-looking statements it may make. Accordingly, you should not place undue reliance on any forward-looking statements. All forward-looking statements speak only as of the date of this letter or, if earlier, as of the date they were made. Diamondback does not intend to, and disclaims any obligation to, update or revise any forward-looking statements unless required by applicable law.

Diamondback Energy, Inc.
Consolidated Balance Sheets
(unaudited, in millions, except share amounts)

	December 31,	December 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents ($27 million and $26 million related to Viper)	$161	$582
Restricted cash	3	3
Accounts receivable:
Joint interest and other, net	198	192
Oil and natural gas sales, net ($149 million and $109 million related to Viper)	1,387	654
Inventories	116	63
Derivative instruments	168	17
Prepaid expenses and other current assets	77	110
Total current assets	2,110	1,621
Property and equipment:
Oil and natural gas properties, full cost method of accounting ($22,666 million and $8,659 million excluded from amortization at December 31, 2024 and December 31, 2023, respectively) ($5,713 million and $4,629 million related to Viper and $2,180 million and $1,769 million excluded from amortization related to Viper)	82,240	42,430
Other property, equipment and land	1,440	673
Accumulated depletion, depreciation, amortization and impairment ($1,081 million and $866 million related to Viper)	(19,208)	(16,429)
Property and equipment, net	64,472	26,674
Funds held in escrow	1	—
Equity method investments	375	529
Derivative instruments	2	1
Deferred income taxes, net ($185 million and $57 million related to Viper)	173	45
Other assets	159	131
Total assets	$67,292	$29,001
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable - trade	$253	$261
Accrued capital expenditures	690	493
Current maturities of debt	900	—
Other accrued liabilities	1,020	475
Revenues and royalties payable	1,491	764
Derivative instruments	43	86
Income taxes payable	414	29
Total current liabilities	4,811	2,108
Long-term debt ($1,083 million and $1,083 million related to Viper)	12,075	6,641
Derivative instruments	106	122
Asset retirement obligations	573	239
Deferred income taxes	9,826	2,449
Other long-term liabilities	39	12
Total liabilities	27,430	11,571
Stockholders’ equity:
Common stock, $0.01 par value; 800,000,000 shares authorized; 290,984,373 and 178,723,871 shares issued and outstanding at December 31, 2024 and December 31, 2023, respectively	3	2
Additional paid-in capital	33,501	14,142
Retained earnings (accumulated deficit)	4,238	2,489
Accumulated other comprehensive income (loss)	(6)	(8)
Total Diamondback Energy, Inc. stockholders’ equity	37,736	16,625
Non-controlling interest	2,126	805
Total equity	39,862	17,430
Total liabilities and stockholders' equity	$67,292	$29,001

Diamondback Energy, Inc.
Consolidated Statements of Operations
(unaudited, $ in millions except per share data, shares in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Revenues:
Oil, natural gas and natural gas liquid sales	$3,471	$2,165	$10,100	$8,228
Sales of purchased oil	225	52	923	111
Other operating income	15	11	43	73
Total revenues	3,711	2,228	11,066	8,412
Costs and expenses:
Lease operating expenses	461	254	1,286	872
Production and ad valorem taxes	225	104	638	525
Gathering, processing and transportation	95	78	356	287
Purchased oil expense	225	52	921	111
Depreciation, depletion, amortization and accretion	1,156	469	2,850	1,746
General and administrative expenses	72	39	213	150
Merger and integration expense	30	—	303	11
Other operating expenses	35	27	103	140
Total costs and expenses	2,299	1,023	6,670	3,842
Income (loss) from operations	1,412	1,205	4,396	4,570
Other income (expense):
Interest expense, net	(34)	(29)	(135)	(159)
Other income (expense), net	(7)	(9)	80	52
Gain (loss) on derivative instruments, net	36	99	137	(259)
Gain (loss) on extinguishment of debt	—	—	2	(4)
Income (loss) from equity investments, net	(2)	9	21	48
Total other income (expense), net	(7)	70	105	(322)
Income (loss) before income taxes	1,405	1,275	4,501	4,248
Provision for (benefit from) income taxes	115	264	800	912
Net income (loss)	1,290	1,011	3,701	3,336
Net income (loss) attributable to non-controlling interest	216	51	363	193
Net income (loss) attributable to Diamondback Energy, Inc.	$1,074	$960	$3,338	$3,143

Earnings (loss) per common share:
Basic	$3.67	$5.34	$15.53	$17.34
Diluted	$3.67	$5.34	$15.53	$17.34
Weighted average common shares outstanding:
Basic	291,851	178,811	213,545	179,999
Diluted	291,851	178,811	213,545	179,999

Diamondback Energy, Inc.
Consolidated Statements of Cash Flows
(unaudited, in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Cash flows from operating activities:
Net income (loss)	$1,290	$1,011	$3,701	$3,336
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Provision for (benefit from) deferred income taxes	(165)	193	15	378
Depreciation, depletion, amortization and accretion	1,156	469	2,850	1,746
(Gain) loss on extinguishment of debt	—	—	(2)	4
(Gain) loss on derivative instruments, net	(36)	(99)	(137)	259
Cash received (paid) on settlement of derivative instruments	(15)	(48)	(51)	(110)
(Income) loss from equity investment, net	2	(9)	(21)	(48)
Equity-based compensation expense	16	14	65	54
Other	12	28	89	5
Changes in operating assets and liabilities:
Accounts receivable	(103)	147	(42)	(71)
Income tax receivable	(3)	16	9	283
Prepaid expenses and other current assets	(24)	(94)	54	(89)
Accounts payable and accrued liabilities	114	11	(376)	57
Income taxes payable	138	(9)	87	(5)
Revenues and royalties payable	59	(16)	168	123
Other	(100)	10	4	(2)
Net cash provided by (used in) operating activities	2,341	1,624	6,413	5,920
Cash flows from investing activities:
Drilling, completions, infrastructure and midstream additions to oil and natural gas properties	(933)	(649)	(2,867)	(2,701)
Property acquisitions	(926)	(820)	(8,920)	(2,013)
Proceeds from sale of assets	8	7	467	1,407
Other	(4)	(2)	99	(16)
Net cash provided by (used in) investing activities	(1,855)	(1,464)	(11,221)	(3,323)
Cash flows from financing activities:
Proceeds under term loan agreement	—	—	1,000	—
Repayments under term loan agreement	(100)	—	(100)	—
Proceeds from borrowings under credit facilities	2,190	313	3,375	4,779
Repayments under credit facilities	(2,044)	(300)	(3,377)	(4,668)
Proceeds from senior notes	—	400	5,500	400
Repayment of senior notes	—	—	(25)	(134)
Repurchased shares under buyback program	(402)	(131)	(959)	(840)
Repurchased shares/units under Viper's buyback program	—	(28)	—	(95)
Proceeds from partial sale of investment in Viper Energy, Inc.	—	—	451	—
Net proceeds from Viper's issuance of common stock	—	—	476	—
Dividends paid to stockholders	(262)	(603)	(1,578)	(1,444)
Dividends/distributions to non-controlling interest	(70)	(45)	(227)	(129)
Other	(7)	(11)	(149)	(45)
Net cash provided by (used in) financing activities	(695)	(405)	4,387	(2,176)
Net increase (decrease) in cash and cash equivalents	(209)	(245)	(421)	421
Cash, cash equivalents and restricted cash at beginning of period	373	830	585	164
Cash, cash equivalents and restricted cash at end of period	$164	$585	$164	$585

Diamondback Energy, Inc.
Selected Operating Data
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Production Data:
Oil (MBbls)	43,785	25,124	123,325	96,176
Natural gas (MMcf)	107,249	50,497	275,680	198,117
Natural gas liquids (MBbls)	19,615	9,016	49,700	34,217
Combined volumes (MBOE)(1)	81,275	42,556	218,972	163,413

Daily oil volumes (BO/d)	475,924	273,087	336,954	263,496
Daily combined volumes (BOE/d)	883,424	462,565	598,284	447,707

Average Prices:
Oil ($ per Bbl)	$69.48	$76.42	$73.52	$75.68
Natural gas ($ per Mcf)	$0.48	$1.29	$0.32	$1.32
Natural gas liquids ($ per Bbl)	$19.27	$19.96	$18.99	$20.08
Combined ($ per BOE)	$42.71	$50.87	$46.12	$50.35

Oil, hedged ($ per Bbl)(2)	$68.72	$75.59	$72.68	$74.72
Natural gas, hedged ($ per Mcf)(2)	$0.82	$1.31	$0.91	$1.48
Natural gas liquids, hedged ($ per Bbl)(2)	$19.27	$19.96	$18.99	$20.08
Average price, hedged ($ per BOE)(2)	$42.76	$50.40	$46.38	$49.98

Average Costs per BOE:
Lease operating expenses	$5.67	$5.97	$5.87	$5.34
Production and ad valorem taxes	2.77	2.44	2.91	3.21
Gathering, processing and transportation expense	1.17	1.83	1.63	1.76
General and administrative - cash component	0.69	0.59	0.68	0.59
Total operating expense - cash	$10.30	$10.83	$11.09	$10.90

General and administrative - non-cash component	$0.20	$0.33	$0.30	$0.33
Depreciation, depletion, amortization and accretion	$14.22	$11.02	$13.02	$10.68
Interest expense, net	$0.42	$0.68	$0.62	$0.97
(1)Bbl equivalents are calculated using a conversion rate of six Mcf per one Bbl.
(2)Hedged prices reflect the effect of our commodity derivative transactions on our average sales prices and include gains and losses on cash settlements for matured commodity derivatives, which we do not designate for hedge accounting. Hedged prices exclude gains or losses resulting from the early settlement of commodity derivative contracts.

NON-GAAP FINANCIAL MEASURES

ADJUSTED EBITDA

Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. The Company defines Adjusted EBITDA as net income (loss) attributable to Diamondback Energy, Inc., plus net income (loss) attributable to non-controlling interest ("net income (loss)") before non-cash (gain) loss on derivative instruments, net, interest expense, net, depreciation, depletion, amortization and accretion, depreciation and interest expense related to equity method investments, (gain) loss on extinguishment of debt, if any, non-cash equity-based compensation expense, capitalized equity-based compensation expense, merger and integration expenses, other non-cash transactions and provision for (benefit from) income taxes, if any. Adjusted EBITDA is not a measure of net income as determined by United States generally accepted accounting principles ("GAAP"). Management believes Adjusted EBITDA is useful because the measure allows it to more effectively evaluate the Company’s operating performance and compare the results of its operations from period to period without regard to its financing methods or capital structure. The Company adds the items listed above to net income (loss) to determine Adjusted EBITDA because these amounts can vary substantially from company to company within its industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Further, the Company excludes the effects of significant transactions that may affect earnings but are unpredictable in nature, timing and amount, although they may recur in different reporting periods. Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP or as an indicator of the Company’s operating performance or liquidity. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets. The Company’s computation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies or to such measure in our credit facility or any of our other contracts.

The following tables present a reconciliation of the GAAP financial measure of net income (loss) attributable to Diamondback Energy, Inc. to the non-GAAP financial measure of Adjusted EBITDA:

Diamondback Energy, Inc.
Reconciliation of Net Income (Loss) to Adjusted EBITDA
(unaudited, in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Net income (loss) attributable to Diamondback Energy, Inc.	$1,074	$960	$3,338	$3,143
Net income (loss) attributable to non-controlling interest	216	51	363	193
Net income (loss)	1,290	1,011	3,701	3,336
Non-cash (gain) loss on derivative instruments, net	(51)	(147)	(188)	149
Interest expense, net	34	29	135	159
Depreciation, depletion, amortization and accretion	1,156	469	2,850	1,746
Depreciation and interest expense related to equity method investments	30	18	91	70
(Gain) loss on extinguishment of debt	—	—	(2)	4
Non-cash equity-based compensation expense	24	21	95	80
Capitalized equity-based compensation expense	(8)	(7)	(30)	(26)
Merger and integration expenses	30	—	303	11
Other non-cash transactions	2	12	(62)	(52)
Provision for (benefit from) income taxes	115	264	800	912
Consolidated Adjusted EBITDA	2,622	1,670	7,693	6,389
Less: Adjustment for non-controlling interest	118	82	411	290
Adjusted EBITDA attributable to Diamondback Energy, Inc.	$2,504	$1,588	$7,282	$6,099

ADJUSTED NET INCOME
Adjusted net income is a non-GAAP financial measure equal to net income (loss) attributable to Diamondback Energy, Inc. plus net income (loss) attributable to non-controlling interest ("net income (loss)") adjusted for non-cash (gain) loss on derivative instruments, net, (gain) loss on extinguishment of debt, if any, merger and integration expense, other non-cash transactions and related income tax adjustments, if any. The Company’s computation of adjusted net income may not be comparable to other similarly titled measures of other companies or to such measure in our credit facility or any of our other contracts. Management believes adjusted net income helps investors in the oil and natural gas industry to measure and compare the Company's performance to other oil and natural gas companies by excluding from the calculation items that can vary significantly from company to company depending upon accounting methods, the book value of assets and other non-operational factors. Further, in order to allow investors to compare the Company's performance across periods, the Company excludes the effects of significant transactions that may affect earnings but are unpredictable in nature, timing and amount, although they may recur in different reporting periods.
The following table presents a reconciliation of the GAAP financial measure of net income (loss) attributable to Diamondback Energy, Inc. to the non-GAAP measure of adjusted net income:

Diamondback Energy, Inc.
Adjusted Net Income
(unaudited, $ in millions except per share data, shares in thousands)

	Three Months Ended December 31, 2024		Year Ended December 31, 2024
	Amounts	Amounts Per Diluted Share	Amounts	Amounts Per Diluted Share
Net income (loss) attributable to Diamondback Energy, Inc.(1)	$1,074	$3.67	$3,338	$15.53
Net income (loss) attributable to non-controlling interest	216	0.74	363	1.70
Net income (loss)(1)	1,290	4.41	3,701	17.23
Non-cash (gain) loss on derivative instruments, net	(51)	(0.17)	(188)	(0.88)
(Gain) loss on extinguishment of debt	—	—	(2)	(0.01)
Merger and integration expense	30	0.10	303	1.42
Other non-cash transactions	2	—	(62)	(0.29)
Adjusted net income excluding above items(1)	1,271	4.34	3,752	17.47
Income tax adjustment for above items	2	0.01	(9)	(0.04)
Adjusted net income(1)	1,273	4.35	3,743	17.43
Less: Adjusted net income attributable to non-controlling interest	206	0.71	183	0.86
Adjusted net income attributable to Diamondback Energy, Inc.(1)	$1,067	$3.64	$3,560	$16.57

Weighted average common shares outstanding:
Basic		291,851		213,545
Diluted		291,851		213,545
(1) The Company’s earnings (loss) per diluted share amount has been computed using the two-class method in accordance with GAAP. The two-class method is an earnings allocation which reflects the respective ownership among holders of common stock and participating securities. Diluted earnings per share using the two-class method is calculated as (i) net income attributable to Diamondback Energy, Inc, (ii) less the reallocation of $4 million and $21 million in earnings attributable to participating securities for the three months ended December 31, 2024 and the year ended December 31, 2024, respectively, (iii) divided by diluted weighted average common shares outstanding for the respective periods.

OPERATING CASH FLOW BEFORE WORKING CAPITAL CHANGES AND FREE CASH FLOW

Operating cash flow before working capital changes, which is a non-GAAP financial measure, represents net cash provided by operating activities as determined under GAAP without regard to changes in operating assets and liabilities. The Company believes operating cash flow before working capital changes is a useful measure of an oil and natural gas company’s ability to generate cash used to fund exploration, development and acquisition activities and service debt or pay dividends. The Company also uses this measure because changes in operating assets and liabilities relate to the timing of cash receipts and disbursements that the Company may not control and may not relate to the period in which the operating activities occurred. This allows the Company to compare its operating performance with that of other companies without regard to financing methods and capital structure.

Free Cash Flow, which is a non-GAAP financial measure, is cash flow from operating activities before changes in working capital in excess of cash capital expenditures. The Company believes that Free Cash Flow is useful to investors as it provides measures to compare both cash flow from operating activities and additions to oil and natural gas properties across periods on a consistent basis as adjusted for non-recurring tax impacts from divestitures, merger and integration expenses, the early termination of derivative contracts and settlements of treasury locks. These measures should not be considered as an alternative to, or more meaningful than, net cash provided by operating activities as an indicator of operating performance. The Company's computation of Free Cash Flow may not be comparable to other similarly titled measures of other companies. The Company uses Free Cash Flow to reduce debt, as well as return capital to stockholders as determined by the Board of Directors.

The following tables present a reconciliation of the GAAP financial measure of net cash provided by operating activities to the non-GAAP measure of operating cash flow before working capital changes and to the non-GAAP measure of Free Cash Flow:

Diamondback Energy, Inc.
Operating Cash Flow Before Working Capital Changes and Free Cash Flow
(unaudited, in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Net cash provided by operating activities	$2,341	$1,624	$6,413	$5,920
Less: Changes in cash due to changes in operating assets and liabilities:
Accounts receivable	(103)	147	(42)	(71)
Income tax receivable	(3)	16	9	283
Prepaid expenses and other current assets	(24)	(94)	54	(89)
Accounts payable and accrued liabilities	114	11	(376)	57
Income taxes payable	138	(9)	87	(5)
Revenues and royalties payable	59	(16)	168	123
Other	(100)	10	4	(2)
Total working capital changes	81	65	(96)	296
Operating cash flow before working capital changes	2,260	1,559	6,509	5,624
Drilling, completions, infrastructure and midstream additions to oil and natural gas properties	(933)	(649)	(2,867)	(2,701)
Total Cash CAPEX	(933)	(649)	(2,867)	(2,701)
Free Cash Flow	1,327	910	3,642	2,923
Tax impact from divestitures(1)	—	—	—	64
Merger and integration expenses	30	—	303	—
Early termination of derivatives	—	—	37	—
Treasury locks	—	—	25	—
Adjusted Free Cash Flow	$1,357	$910	$4,007	$2,987
(1) Includes the tax impact for the disposal of certain Midland Basin water assets and Delaware Basin oil gathering assets.

NET DEBT

The Company defines the non-GAAP measure of net debt as total debt (excluding debt issuance costs, discounts, premiums and unamortized basis adjustments) less cash and cash equivalents. Net debt should not be considered an alternative to, or more meaningful than, total debt, the most directly comparable GAAP measure. Management uses net debt to determine the Company's outstanding debt obligations that would not be readily satisfied by its cash and cash equivalents on hand. The Company believes this metric is useful to analysts and investors in determining the Company's leverage position because the Company has the ability to, and may decide to, use a portion of its cash and cash equivalents to reduce debt.

Diamondback Energy, Inc.
Net Debt
(unaudited, in millions)

	December 31, 2024	Net Q4 Principal Borrowings/(Repayments)	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023
	(in millions)
Diamondback Energy, Inc.(1)	$12,069	$(215)	$12,284	$11,169	$5,669	$5,697
Viper Energy, Inc.(1)	1,091	261	830	1,007	1,103	1,093
Total debt	13,160	$46	13,114	12,176	6,772	6,790
Cash and cash equivalents	(161)		(370)	(6,908)	(896)	(582)
Net debt	$12,999		$12,744	$5,268	$5,876	$6,208
(1)    Excludes debt issuance costs, discounts, premiums and unamortized basis adjustments.

DERIVATIVES

As of February 21, 2025, the Company had the following outstanding consolidated derivative contracts, including derivative contracts at Viper Energy, Inc. The Company’s derivative contracts are based upon reported settlement prices on commodity exchanges, with crude oil derivative settlements based on New York Mercantile Exchange West Texas Intermediate pricing and Crude Oil Brent pricing and with natural gas derivative settlements based on the New York Mercantile Exchange Henry Hub pricing. When aggregating multiple contracts, the weighted average contract price is disclosed.

	Crude Oil (Bbls/day, $/Bbl)
	Q1 2025	Q2 2025	Q3 2025	Q4 2025	FY2026
Long Puts - Crude Brent Oil	52,000	48,000	27,000	12,000	—
Long Put Price ($/Bbl)	$60.00	$58.44	$56.85	$55.00	—
Deferred Premium ($/Bbl)	$-1.48	$-1.50	$-1.54	$-1.56	—
Long Puts - WTI (Magellan East Houston)	83,000	86,000	72,000	35,000	—
Long Put Price ($/Bbl)	$55.84	$55.12	$55.00	$55.00	—
Deferred Premium ($/Bbl)	$-1.59	$-1.58	$-1.60	$-1.62	—
Long Puts - WTI (Cushing)	142,000	137,000	101,000	41,000	—
Long Put Price ($/Bbl)	$56.58	$55.58	$55.00	$55.00	—
Deferred Premium ($/Bbl)	$-1.59	$-1.58	$-1.58	$-1.61	—
Costless Collars - WTI (Cushing)	13,000	—	—	—	—
Long Put Price ($/Bbl)	$60.00	—	—	—	—
Short Call Price ($/Bbl)	$89.55	—	—	—	—
Basis Swaps - WTI (Midland)	64,000	66,000	66,000	66,000	—
	$1.09	$1.05	$1.05	$1.05	—
Roll Swaps - WTI	16,389	25,000	25,000	25,000	—
	$0.93	$0.93	$0.93	$0.93	—

	Natural Gas (Mmbtu/day, $/Mmbtu)
	Q1 2025	Q2 2025	Q3 2025	Q4 2025	FY 2026	FY 2027
Costless Collars - Henry Hub	750,000	690,000	690,000	690,000	500,000	—
Long Put Price ($/Mmbtu)	$2.52	$2.49	$2.49	$2.49	$2.64	—
Ceiling Price ($/Mmbtu)	$5.26	$5.28	$5.28	$5.28	$6.31	—
Natural Gas Basis Swaps - Waha Hub	670,000	610,000	610,000	610,000	230,000	200,000
	$-0.82	$-0.84	$-0.84	$-0.84	$-1.41	$-1.42

Investor Contact:
Adam Lawlis
+1 432.221.7467
alawlis@diamondbackenergy.com